Exhibit 1

WESTPAC

GROUP

PILLAR 3

REPORT

DECEMBER

2011

Incorporating the requirements of
Australian Prudential Standard APS 330

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TABLE OF CONTENTS

Introduction	3
Group Structure	4
Capital Overview	6
Credit Risk Exposures	9
Disclosure Regarding Forward-looking Statements	13

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

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introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 31 December 2011 under these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 31 December 2011

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s1 capital adequacy as at 31 December 2011. The sections are arranged as follows:

▪    ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪    ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪    ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions;

1  Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

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GROUP STRUCTURE

Regulatory consolidation

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪      Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪      Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

▪      Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation2

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the Parent Entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪      insurance (including friendly societies and health funds);

▪      acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪      non-financial (commercial) operations; or

▪      special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

1  APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2  Refer to Note 1 of Westpac’s 2011 Annual Report for further details.

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gROUP sTRUCTURE

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

1  Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

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cAPITAL OVERVIEW

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪      the development of a capital management strategy, including target capital ratios, capital buffers and contingency plans, which guides the development of specific capital plans;

▪      consideration of both economic and regulatory capital requirements, including the proposed regulatory capital framework known as Basel III;

▪      a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of a Quantitative Scenario Analysis (stress testing) framework that considers, amongst other things, the impact of adverse economic scenarios; and

▪       consideration of the perspectives of external stakeholders including rating agencies and equity investors.

Westpac’s capital adequacy ratios

	31 December	30 September	31 December
%	2011	2011	2010
The Westpac Group at Level 2
Tier 1	9.8	9.7	9.2
Total	11.0	11.0	10.5
The Westpac Group at Level 1
Tier 1	9.7	9.6	9.4
Total	11.3	11.4	11.2

Westpac New Zealand Limited’s capital adequacy ratios

	31 December	30 September	31 December
%	2011[1]	2011	2010
Westpac New Zealand Limited
Tier 1	11.1	10.5	9.7
Total	13.6	13.0	12.7

Changes in regulatory parameters and classifications

As part of the normal annual review cycle, credit risk estimates for all portfolios were updated during the December 2011 quarter. Also during the quarter, the regulatory treatment of St.George Bank’s Business Lending and Corporate loans offered but not yet accepted was changed from Standardised to Advanced IRB.  Both changes increased Westpac’s risk weighted assets.

Similarly, Westpac has completed its annual review of the operational risk model which resulted in greater emphasis being placed on low probability, high impact scenarios as well as internal and external loss data. The movement in operational risk capital from 30 September 2011 to 31 December 2011 is primarily attributable to the updated model, which has been approved by our regulators.

1  Following a review of the New Zealand operations, an agreement was reached with the Reserve Bank of New Zealand to implement a revised operating model effective 1 November 2011 whereby Institutional customer deposit taking, transactional banking & lending, debts capital markets and corporate advisory functions were transferred from WBC NZ Branch.  To fund the purchase, WNZL raised NZD $1,130m in additional share capital.

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CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy.

31 December 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	59,970	805	60,775	4,862
Business lending	43,288	927	44,215	3,537
Sovereign	1,341	834	2,175	174
Bank	5,219	160	5,379	430
Residential mortgages	57,673	1,315	58,988	4,719
Australian credit cards	5,091	-	5,091	407
Other retail	7,930	1,380	9,310	745
Small business	4,238	-	4,238	339
Specialised lending	42,064	248	42,312	3,385
Securitisation	3,834	-	3,834	307
Total	230,648	5,669	236,317	18,905
Equity risk			1,409	113
Market risk			8,465	677
Operational risk			23,436	1,875
Interest rate risk in the banking book			11,459	917
Other assets[3]			3,361	269
Total			284,447	22,756

30 September 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	56,792	1,381	58,173	4,654
Business lending	43,661	976	44,637	3,571
Sovereign	1,492	870	2,362	189
Bank	6,627	98	6,725	538
Residential mortgages	56,597	1,264	57,861	4,629
Australian credit cards	4,884	-	4,884	391
Other retail	8,029	1,478	9,507	761
Small business	4,232	-	4,232	339
Specialised lending	42,134	243	42,377	3,390
Securitisation	4,099	-	4,099	328
Total	228,547	6,310	234,857	18,789
Equity risk			1,498	120
Market risk			8,433	675
Operational risk			19,611	1,569
Interest rate risk in the banking book			11,823	946
Other assets[3]			3,739	299
Total			279,961	22,397

1  Capital requirements are expressed as 8% of total risk weighted assets.

2  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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CAPITAL OVERVIEW

31 December 2010	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	56,080	1,114	57,194	4,576
Business lending	44,477	778	45,255	3,620
Sovereign	770	545	1,315	105
Bank	4,574	103	4,677	374
Residential mortgages	53,950	1,092	55,042	4,403
Australian credit cards	5,369	-	5,369	430
Other retail	7,944	1,792	9,736	779
Small business	4,119	-	4,119	330
Specialised lending	43,878	276	44,154	3,532
Securitisation	4,342	-	4,342	347
Total	225,503	5,700	231,203	18,496
Equity risk			1,164	93
Market risk			6,025	482
Operational risk			19,636	1,571
Interest rate risk in the banking book			16,885	1,351
Other assets[2]			3,377	270
Total			278,290	22,263

1  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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CREDIT RISK EXPOSURES

Summary credit risk disclosure

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	93,479	59,970	959	556	688	291	4
Business lending	60,417	43,288	1,106	589	965	459	56
Sovereign	27,592	1,341	3	3	-	-	-
Bank	20,144	5,219	10	6	4	4	-
Residential mortgages	380,895	57,673	883	720	371	122	25
Australian credit cards	17,909	5,091	304	227	103	76	79
Other retail	9,694	7,930	335	264	99	67	45
Small business	10,030	4,238	100	73	49	25	9
Specialised lending	44,140	42,064	2,214	682	2,047	635	50
Securitisation	18,682	3,834	-	-	1	1	-
Standardised	8,620	5,669	-	-	125	67	3
Total	691,602	236,317	5,914	3,120	4,452	1,747	271

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	92,389	56,792	932	564	809	245	252
Business lending	60,254	43,661	1,116	578	1,116	472	334
Sovereign	35,034	1,492	3	3	-	-	-
Bank	26,677	6,627	12	8	4	4	-
Residential mortgages	376,480	56,597	854	692	358	125	127
Australian credit cards	17,376	4,884	297	222	92	76	326
Other retail	9,553	8,029	334	263	105	71	199
Small business	9,974	4,232	97	71	57	24	60
Specialised lending	43,169	42,134	2,232	711	1,949	579	486
Securitisation	20,310	4,099	-	-	1	1	-
Standardised	9,350	6,310	-	-	125	66	83
Total	700,566	234,857	5,877	3,112	4,616	1,663	1,867

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	90,392	56,080	1,087	628	1,043	412	52
Business lending	61,945	44,477	1,083	612	869	414	28
Sovereign	16,839	770	2	2	-	-	-
Bank	19,775	4,574	8	5	4	3	-
Residential mortgages	357,994	53,950	813	615	290	112	25
Australian credit cards	18,180	5,369	297	221	97	74	82
Other retail	9,232	7,944	344	255	105	72	46
Small business	9,115	4,119	97	52	70	40	12
Specialised lending	43,116	43,878	2,431	803	2,008	719	40
Securitisation	17,844	4,342	-	-	9	7	-
Standardised	8,984	5,700	-	-	228	131	3
Total	653,416	231,203	6,162	3,193	4,723	1,984	288

1  Includes regulatory expected losses for defaulted and non-defaulted exposures.

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CREDIT RISK EXPOSURES

Exposure at Default by major type

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

31 December 2011	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	3 months ended[2]
Corporate	40,754	42,821	9,904	93,479	92,934
Business lending	48,912	11,505	-	60,417	60,336
Sovereign	23,392	2,653	1,547	27,592	31,313
Bank	4,929	3,114	12,101	20,144	23,410
Residential mortgages	327,469	53,426	-	380,895	378,688
Australian credit cards	9,558	8,351	-	17,909	17,642
Other retail	8,144	1,550	-	9,694	9,624
Small business	7,554	2,476	-	10,030	10,002
Specialised lending	37,500	6,640	-	44,140	43,654
Securitisation	9,782	8,390	510	18,682	19,496
Standardised	8,013	607	-	8,620	8,985
Total	526,007	141,533	24,062	691,602	696,084

30 September 2011	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	12 months ended[3]
Corporate	40,170	40,830	11,389	92,389	90,919
Business lending	49,500	10,754	-	60,254	60,736
Sovereign	30,942	2,594	1,498	35,034	21,691
Bank	7,505	3,203	15,969	26,677	21,348
Residential mortgages	324,206	52,274	-	376,480	363,161
Australian credit cards	9,313	8,063	-	17,376	17,679
Other retail	8,036	1,517	-	9,553	9,169
Small business	7,521	2,453	-	9,974	9,342
Specialised lending	36,756	6,413	-	43,169	43,684
Securitisation	10,096	9,700	514	20,310	18,807
Standardised	8,119	1,231	-	9,350	9,157
Total	532,164	139,032	29,370	700,566	665,693

31 December 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	3 months ended[4]
Corporate	39,958	42,048	8,386	90,392	90,692
Business lending	48,763	13,182	-	61,945	61,491
Sovereign	13,957	2,377	505	16,839	16,326
Bank	5,697	2,897	11,181	19,775	19,390
Residential mortgages	307,836	50,158	-	357,994	354,611
Australian credit cards	9,723	8,457	-	18,180	18,021
Other retail	7,769	1,463	-	9,232	8,758
Small business	6,912	2,203	-	9,115	8,895
Specialised lending	36,819	6,297	-	43,116	43,563
Securitisation	8,719	9,125	-	17,844	17,808
Standardised	8,071	913	-	8,984	9,116
Total	494,224	139,120	20,072	653,416	648,671

1           EAD associated with the on balance sheet outstandings of each portfolio.

2           Average is based on exposures as at 31 December 2011 and 30 September 2011.

3           Average is based on exposures as at 30 September 2011, 30 June 2011, 31 March 2011, 31 December 2010 and 30 September 2010.

4           Average is based on exposures as at 31 December 2010 and 30 September 2010.

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CREDIT RISK EXPOSURES

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All individually assessed provisions (IAP) raised under A-IFRS are classified as specific provisions. All collectively assessed provisions (CAP) raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to the provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

31 December 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,542	205	1,747	NA	1,747
for defaulted but not impaired loans	NA	168	168	NA	168
General Reserve for Credit Loss	NA	2,567	2,567	207	2,774
Total provisions for impairment charges	1,542	2,940	4,482	207	4,689

30 September 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,461	202	1,663	NA	1,663
for defaulted but not impaired loans	NA	170	170	NA	170
General Reserve for Credit Loss	NA	2,581	2,581	54	2,635
Total provisions for impairment charges	1,461	2,953	4,414	54	4,468

31 December 2010	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,739	245	1,984	NA	1,984
for defaulted but not impaired loans	NA	205	205	NA	205
General Reserve for Credit Loss	NA	2,930	2,930	-	2,930
Total provisions for impairment charges	1,739	3,380	5,119	-	5,119

1  Increasing the GRCL Adjustment reduces the capital deduction for excess Regulatory Expected Loss.  The net impact of the increase from 30 September 2011 to 31 December 2011 is a 1 basis point reduction in Westpac’s Tier 1 capital ratio.

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CREDIT RISK EXPOSURES

Impaired and past due loans by portfolio

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

			Specific
31 December 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	3 months ended
Corporate	60	688	291	42%	4
Business lending	597	965	459	48%	56
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,560	371	122	33%	25
Australian credit cards	-	103	76	74%	79
Other retail	-	99	67	68%	45
Small business	49	49	25	51%	9
Specialised lending	744	2,047	635	31%	50
Securitisation	-	1	1	100%	-
Standardised	39	125	67	54%	3
Total	3,049	4,452	1,747	39%	271

			Specific
30 September 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	12 months ended
Corporate	83	809	245	30%	252
Business lending	587	1,116	472	42%	334
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,485	358	125	35%	127
Australian credit cards	-	92	76	83%	326
Other retail	-	105	71	68%	199
Small business	50	57	24	42%	60
Specialised lending	773	1,949	579	30%	486
Securitisation	-	1	1	100%	-
Standardised	46	125	66	53%	83
Total	3,024	4,616	1,663	36%	1,867

			Specific
31 December 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	3 months ended
Corporate	127	1,043	412	40%	52
Business lending	609	869	414	48%	28
Sovereign	-	-	-	-	-
Bank	-	4	3	75%	-
Residential mortgages	1,483	290	112	39%	25
Australian credit cards	-	97	74	76%	82
Other retail	-	105	72	69%	46
Small business	59	70	40	57%	12
Specialised lending	1,006	2,008	719	36%	40
Securitisation	-	9	7	78%	-
Standardised	57	228	131	57%	3
Total	3,341	4,723	1,984	42%	288

1 Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts, and appear in a number of places in this Pillar 3 Report. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those Westpac expects, depending on the outcome of various factors, including, but not limited to those described in the sections entitled “Reading this report” and “Risk and risk management” in Westpac’s most recent annual report available at www.westpac.com.au/investorcentre. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates as at 31 December 2011.

AUD/USD: 1.0119

AUD/NZD: 1.3144

AUD/GBP: 0.6486

AUD/EUR: 0.7678